SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                            TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


          Date of report (Date of earliest event reported): March 6, 2006 (February 28, 2006)


                     General Environmental Management, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                                     Nevada
                 (State of Other Jurisdiction of Incorporation)


      33-55254-38                        87-0485313
(Commission File Number)            (IRS Employer Identification No.)

3191 Temple Avenue, Suite 250 Pomona, California           91768
(Address of Principal Executive Offices)                 (Zip Code)


                                 (909) 444-9500
               (Registrant's Telephone Number, Including Zip Code)


          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the


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Item 1.01 Entry into a Material Definitive Agreement

On March 3, 2006, General Environmental Management, Inc. (the "Company") entered into a series of agreements with Laurus Master Fund, Ltd. ("Laurus"), each dated as of February 28, 2006, whereby we issued to Laurus (i) a secured convertible term note ("Note") in the principal amount of $2.0 million; (ii) a Secured Non-Convertible Revolving Note of up to $5.0 million; and, (iii) a warrant ("Warrant") to purchase up to 3,218,000 shares of our common stock at a price of $0.87 per share. Of the Note proceeds, $973,774.96 was paid to Gibraltar Financial Corporation ("Gibraltar") in repayment in full of the outstanding indebtedness then owing by the Company to Gibraltar and $250,000 to be placed into an escrow account for a period of 120 days to cover certain potential liabilities that may become owing to Gibraltar pursuant to certain indemnification obligation which survive the repayment of the Gibraltar indebtedness. The Company also agreed to pay, out of the Loan proceeds, the sum of $245,000 to Laurus Capital Management, LLC, the investment advisor to Laurus, and the sum of $40,000 to Laurus Capital Management, LLC as reimbursement for its due diligence and legal fees and expenses incurred in connection with the transaction.

The principal amount of the Note carries an interest rate of prime plus three and one half percent, subject to adjustment, and such interest is payable monthly. The Company must also make monthly principal payments in the amount of $60,606.06, commencing June 1, 2006. The Note is secured by all of our assets and the assets of our direct subsidiary, General Environmental Management, Inc. (Delaware) and its direct subsidiary, General Environmental Management of Rancho Cordova LLC, a California Limited Liability Company (including the real property owed by General Environmental Management of Rancho Cordova LLC), as well as by a pledge of the equity interests of General Environmental Management, Inc. (Delaware) and General Environmental Management of Rancho Cordova LLC.

The principal amount of the Note and accrued interest thereon is convertible into shares of our common stock at a price of $0.85 per share, subject to anti-dilution adjustments. Under the terms of the Note, the monthly principal payment amount of approximately $60,606.06, plus the monthly interest payment (together, the "Monthly Payment"), is payable in either cash or, if certain criteria are met, including the effectiveness of a current registration statement covering the shares of our common stock into which the Note is convertible, through the issuance of our common stock. Laurus has the option to convert the entire principal amount of the Note, together with interest thereon, into shares of our common stock, provided that such conversion does not result in Laurus beneficially owning at any one time more that 4.99% of our outstanding shares of common stock. The Company has agreed to register all of the shares that are issuable upon conversion of the Note and exercise of the Warrant.

The Company has granted Laurus a right of first refusal with respect to any debt or equity financings.


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Rodman & Renshaw LLC acted as exclusive placement agent to the Company in this transaction.

Item 3.02   Unregistered Sales of Equity Securities

On March 3, 2006, the Company issued the Note and the Warrant, dated as of February 28, 2006 described under Item 1.01 above. The issuance of these securities was made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering. No advertising or general solicitation was employed in offering the securities, the offerings and sales were made to one entity, and we restricted transfer of the securities in accordance with the requirements of the Securities Act. The recipient of the securities represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the instruments issued in such transactions.

      (c)   Exhibits

            The following exhibits are filed with this Current Report on Form
            8-K:

      Exhibit
       Number                            Description
      -------                            -----------

        10.1 Securities Purchase Agreement dated as at February 28, 2006 between General Environmental Management, Inc. and Laurus Master Fund, Ltd.

        10.2 Letter Agreement between General Environmental Management, Inc. and Gibraltar Financial Corporation

        10.3 Escrow Agreement between General Environmental Management, Inc Gibraltar Financial Corporation, and Deutch Levy & Engel as Escrow Agent.

        10.4 Secured Convertible Term Note dated as at February 28, 2006 issued by General Environmental Management, Inc to Laurus Master Fund, Ltd.

        10.5 Common Stock Purchase Warrant dated as at February 28, 2006 issued by General Environmental Management, Inc to Laurus Master Fund, Ltd.

        10.6 Registration Rights Agreement dated as at February 28, 2006 between General Environmental Management, Inc and Laurus Master Fund, Ltd.

        10.7 Stock Pledge Agreement dated as at February 28, 2006 among Laurus Master Fund, Ltd., General Environmental Management, Inc and General Environmental Management, Inc. (Delaware)

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Environmental Management, Inc


By: /s/ Timothy Koziol

--------------------------------
 Timothy Koziol, Chief Executive Officer

Date: March 6, 2006